As filed with the Securities and Exchange Commission on August 21, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Elicio Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-3430072
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

451 D Street, 5th Floor
Boston, MA 02210
(857) 209-0050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elicio Therapeutics, Inc. 2012 Equity Incentive Plan
Elicio Therapeutics, Inc. 2022 Equity Incentive Plan
(Full Title of the Plan)

Robert Connelly
President & Chief Executive Officer
Elicio Therapeutics, Inc.
451 D Street, 5th Floor
Boston, MA 02210
(857) 209-0050
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William C. Hicks
Daniel A. Bagliebter
Mintz Levin Cohn Ferris Glovsky &
Popeo, P.C.
One Financial Center
Boston, MA 02111
 (617) 542-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 1, 2023, Elicio Therapeutics, Inc., formerly known as Angion Biomedica Corp. (the “Registrant,” “Elicio,” “we,” “us” or “our”), completed its business combination with Elicio Operating Company, Inc., formerly known as Elicio Therapeutics, Inc. (“Elicio Operating Company”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 17, 2023, by and among the Registrant, Arkham Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”) and Elicio Operating Company (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Elicio Operating Company, with Elicio Operating Company surviving the merger as a wholly owned subsidiary of the Registrant (the “Merger”).  Pursuant to the Merger Agreement, each outstanding and unexercised option to purchase Elicio Operating Company common stock that was issued and unexercised immediately prior to the effective time of the Merger under the Elicio Therapeutics, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) and the Elicio Therapeutics, Inc. 2022 Equity Incentive Plan (the “2022 Plan” and together with the 2012 Plan, the “Plans”), whether or not vested, were converted into an option to purchase shares of the Registrant’s common stock and the Registrant assumed the 2012 Plan and 2022 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of the Registrant’s common stock pursuant to the Plans.  The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Elicio Therapeutics, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 17, 2023, as amended on April 28, 2023;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended (i) March 31, 2023 filed with the SEC on May 10, 2023 and (ii) June 30, 2023, filed with the SEC on August 14, 2023;

(c)
The Registrant’s Current Reports on Form 8-K as filed with the SEC on January 17, 2023, March 14, 2023, April 27, 2023, May 1, 2023, May 24, 2023, May 30, 2023, June 2, 2023 (as amended on August 14, 2023) and June 5, 2023; and

(d)
The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-39990), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 2, 2021, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.  Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director  or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the officer's or director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director or officer derived an improper personal benefit, or (iv) with respect to directors, under Section 174 of the DGCL.

The Registrant’s amended and restated certificate of incorporation, as amended, provides that the Registrant, shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The Registrant’s amended and restated bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The Registrant entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and by-laws and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain inclusions.

Pursuant to the terms of the Merger Agreement, from the effective time of the Merger (the “Effective Time”) through the sixth anniversary of the date on which the Effective Time occurred, the Registrant must indemnify and hold harmless each person was at the Effective Time, or had been at any time prior to the date thereof, or who became prior to the Effective Time, a director or officer of the Registrant or Elicio Operating Company, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation to the fullest extent permitted under the DGCL.  Each such person is also entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation, provided that such person provides an undertaking required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  From and after the Effective Time, the Registrant is required to maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date of the Merger, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to the Registrant.  In addition, the Registrant was required to purchase, prior to the Effective Time, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Registrant’s then-existing directors’ and officers’ insurance policies and Registrant's existing fiduciary liability insurance policy (if any).

Further, pursuant to the terms of the Merger Agreement, the provisions of the amended and restated certificate of incorporation and by-laws of the Registrant with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Registrant shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers and directors of the Registrant, unless such modification is required by applicable law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made under this Item 8 to the exhibit list below, included in this Registration Statement.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation.	8-K	2/9/2021	3.1
4.2	Certificate of Amendment, dated June 1, 2023 to the Amended and Restated Certificate of Incorporation of Angion Biomedica Corp. to implement the Reverse Stock Split.	8-K	6/2/2023	3.3
4.3	Certificate of Amendment, dated June 1, 2023 to the Amended and Restated Certificate of Incorporation of Angion Biomedica Corp. to implement Officer Exculpation.	8-K	6/2/2023	3.4
4.4	Certificate of Amendment, dated June 1, 2023 to the Amended and Restated Certificate of Incorporation of Angion Biomedica Corp. to implement the name change.	8-K	6/2/2023	3.5
4.5	Amended and Restated By-Laws.	8-K	2/9/2021	3.2
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.				X
23.1	Consent of Baker Tilly US, LLP, independent registered public accounting firm.				X
23.2	Consent of Moss Adams LLP, independent registered public accounting firm.				X
23.3	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).				X
24.1	Power of Attorney included on the signature page of this Registration Statement.				X
99.1#	Elicio Therapeutics, Inc. 2012 Equity Incentive Plan, including all amendments thereto.	S-4/A	3/29/2023	10.27
99.2#	Elicio Therapeutics, Inc. 2022 Equity Incentive Plan.	S-4/A	3/29/2023	10.28
107	Calculation of Filing Fee Table.				X

#	Indicates management contract or compensatory plan.

Item 9.	Undertakings.

1.          The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 21st day of August, 2023.

ELICIO THERAPEUTICS, INC.
By:	/s/ Robert Connelly
Robert Connelly
Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Robert Connelly and Brian Piekos as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Connelly	Chief Executive Officer, President and Director	August 21, 2023
Robert Connelly	(Principal Executive Officer)

/s/ Brian Piekos	Chief Financial Officer	August 21, 2023
Brian Piekos	(Principal Financial Officer and Principal Accounting Officer)
/s/ Jay Venkatesan, M.D.	Director	August 21, 2023
Jay Venkatesan, M.D.

/s/ Julian Adams, Ph.D.	Director	August 21, 2023
Julian Adams, Ph.D.

/s/ Carol Ashe	Director	August 21, 2023
Carol Ashe

/s/ Yekaterina (Katie) Chudnovsky	Director	August 21, 2023
Yekaterina (Katie) Chudnovsky

/s/ Robert R. Ruffolo, Jr., Ph.D.	Director	August 21, 2023
Robert R. Ruffolo, Jr., Ph.D.

/s/ Assaf Segal	Director	August 21, 2023
Assaf Segal

/s/ Karen Wilson	Director	August 21, 2023
Karen Wilson

/s/ Allen Nissenson, M.D.	Director	August 21, 2023
Allen Nissenson, M.D.